Exhibit (m)(9)

FORM OF SCHEDULE I

This Shareholder Servicing Agreement shall apply to the shares of the following series of Conestoga Funds:

●	Conestoga Small Cap Fund

●	Conestoga SMid Cap Fund (Investors Class)

●	Conestoga Mid Cap Fund (Investors Class)

●	Conestoga Micro Cap Fund (Investors Class)

Effective as of [______, 2021]